EX-99.CODE ETH

                                 CODE OF ETHICS
                                       FOR
                  CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

         The Phoenix mutual funds(1) (each, and collectively, a "FUND") is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure -- financial and otherwise -- in compliance with applicable law. This Code of Ethics, applicable to each Fund's Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (together, "SENIOR OFFICERS"), sets forth policies to guide you in the performance of your duties.

         As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

         This Code of Ethics recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because the Senior Officers (in addition to their role as senior officers of the Fund) currently or may in the future serve as officers or employees of a Phoenix investment adviser(2) (the "ADVISER"), Phoenix Investment Partners, Ltd., The Phoenix Companies, Inc. or other affiliates thereof (collectively, "PHOENIX") and as officers or trustees/directors of other registered investment companies and unregistered investment funds advised by Phoenix. This Code of Ethics also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Fund, the Adviser or Phoenix govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Fund, including:


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(1) Phoenix Funds (which include Phoenix Equity Series Fund, Phoenix Equity
Trust, Phoenix-Goodwin California Tax-Exempt Bond Fund, Phoenix Institutional Mutual Funds, Phoenix Investment Trust 97, Phoenix Multi-Portfolio Fund, Phoenix Multi-Series Trust, Phoenix-Oakhurst Income & Growth Fund, Phoenix-Oakhurst Strategic Allocation Fund, Phoenix Partners Select Funds, Phoenix Portfolios, Phoenix Series Fund, and Phoenix Strategic Equity Series Fund), the Phoenix Partners Funds (which includes Phoenix-Kayne Funds and Phoenix-Seneca Funds), The Phoenix Edge Series Fund ("PESF"); and, The Phoenix-Engemann Funds ("Engemann Funds").

(2) Phoenix Investment Counsel, Inc. ("PIC"), Duff & Phelps Investment
Management Co. ("DPIM"), Engemann Asset Management ("EAM"), Euclid Advisors LLC ("EAL"), Kayne Anderson Rudnick Investment Management LLC ("KAR"), Phoenix Variable Advisors, Inc. ("PVA"), Seneca Capital Management, LLC ("SCM"), Phoenix/Zweig Advisers LLC ("PZA").
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o        the  Investment  Company  Act of 1940,  as  amended,  and the rules and regulation promulgated thereunder by the Securities and Exchange Commission (the "1940 ACT");

o the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "ADVISERS ACT");

o the Code of Ethics adopted by the Fund pursuant to Rule 17j-1(c) under the 1940 Act (collectively, the "FUND'S 1940 ACT CODE OF ETHICS");

o one or more codes of ethics adopted by the Adviser that have been reviewed and approved by those trustees (the "TRUSTEES") of the Fund that are not "interested persons" of the Fund (the "INDEPENDENT TRUSTEES") within the meaning of the 1940 Act (the "ADVISER'S 1940 ACT CODE OF ETHICS" and, together with the Fund's 1940 Act Code of Ethics, the "1940 ACT CODES OF ETHICS");

o the policies and procedures adopted by the Fund to address conflict of interest situations, such as procedures under Rule 10f-3 and Rule 17a-7 under the 1940 Act (collectively, the "FUND Policies"); and

o        each Adviser's general policies and procedures to address,  among other
         things,   conflict  of   interest   situations   and  related   matters
         (collectively, the "ADVISER POLICIES").

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes of Ethics, the Fund Policies and the Adviser Policies are referred to herein collectively as the "ADDITIONAL CONFLICT RULES".

         This Code of Ethics is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code of Ethics, unless and until the Board of Trustees of the Fund (the "BOARD") shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Ethics.


SENIOR OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

         Each Senior Officer has a responsibility to the Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

         Each Senior Officer must:

o act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

o        not withhold any relevant information;

o comply with the laws, rules and regulations that govern the conduct of the Fund's operations and report any suspected violations thereof in accordance with the section below entitled "Compliance With Code Of Ethics"; and

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o        adhere to a high standard of business ethics.


CONFLICTS OF INTEREST

         A conflict of interest for the purpose of this Code of Ethics occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Fund. Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Fund, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of a Fund also are or may be officers of the Adviser and other funds advised or serviced by Phoenix (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

         You are required to conduct the business of the Fund in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Fund where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code of Ethics.

         If you are in doubt as to the application or interpretation of this Code of Ethics to you as a Senior Officer of the Fund, you should make full disclosure of all relevant facts and circumstances to the Chief Compliance Officer of the Fund (the "CHIEF COMPLIANCE OFFICER") and obtain the prior approval of the Chief Compliance Officer prior to taking or not taking action.

         Some conflict of interest situations that should always be approved by the Chief Compliance Officer, if material, include the following:

o the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Fund has current or prospective business dealings (other than the Adviser or Phoenix), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than the Adviser or Phoenix; or

o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer's employment by the Adviser or Phoenix, such as compensation or equity ownership.

         Nominal gifts in the aggregate may rise to create a conflict of interest. In the event that you are involved in any of these situations, you should immediately disclose

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the situation to the Chief Compliance Officer and to Counsel for the independent trustees. The Chief Compliance Officer will disclose the situation to the full Board.


DISCLOSURES

         It is the policy of the Fund to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the Fund. As a Senior Officer, you are required to promote compliance with this policy and to abide by the Fund's standards, policies and procedures designed to promote compliance with this policy.


         Each Senior Officer must:

o        familiarize  himself  or  herself  with  the  disclosure   requirements
         applicable to the Fund as well as the business and financial operations of the Fund; and

o not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, including to the Trustees, the Fund's independent auditors, the Fund's counsel, counsel to the Independent Directors, governmental regulators or self-regulatory organizations.

o not knowingly withhold, or cause others to withhold, facts about the Fund to others, including to other Trustees, the Fund's independent auditors, the Fund's counsel, counsel to the independent Trustees, governmental regulators or self-regulatory organizations.


COMPLIANCE WITH CODE OF ETHICS

         If you know of or suspect a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Fund, you must report that information on a timely basis to the Chief Compliance Officer or report it anonymously by following the "whistle blower" policies adopted by the Fund from time to time. For the purposes hereof, the Fund has endorsed usage of the Phoenix confidential, 24-hour toll-free telephone help line at
1-800-813-8180 and shall require the Phoenix Chief Compliance Officer to promptly report any calls made to such number affecting a Fund. NO ONE WILL BE SUBJECT TO RETALIATION BECAUSE OF A GOOD FAITH REPORT OF A SUSPECTED VIOLATION.

         The Fund will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

o the Chief Compliance Officer will take all appropriate action to investigate any actual or potential violations reported to him or her;

o violations and potential violations will be reported to the applicable Fund Board after such investigation;

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o        if the Fund Board  determines  that a violation has  occurred,  it will take all appropriate disciplinary or preventive action; and

o appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

         Senior Officers must make this Code of Ethics known to persons who might know of a potential conflict of interest, including the "whistle blower" policies adopted by the Fund from time to time.


WAIVERS OF CODE OF ETHICS

         Except as otherwise provided in this Code of Ethics, the Chief Compliance Officer is responsible for applying this Code of Ethics to specific situations in which questions are presented to the Chief Compliance Officer and has the authority to interpret this Code of Ethics in any particular situation. The Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.


         The Chief Compliance Officer is authorized to consult, as appropriate, with the chair of the Fund Board and with counsel to the Fund, the Adviser, Phoenix or the Independent Trustees, and is encouraged to do so.

         Each Fund Board, or any duly designated committee thereof, is responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR, or otherwise, as provided by Securities and Exchange Commission rules.


RECORDKEEPING

         The Fund will  maintain  and preserve for a period of not less than six
(6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Fund Board or to any appropriate Committee thereof:

o that provided the basis for any amendment or waiver to this Code of Ethics; and

o relating to any violation of this Code of Ethics and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.


CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be

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disclosed to anyone other than the Independent  Trustees and their counsel,  the
Fund and its counsel, the Adviser and/or other Phoenix entity and its counsel and any other advisors, consultants or counsel retained by the Trustees, the Independent Trustees or any committee of the Board.


AMENDMENTS

         This Code of Ethics may not be amended except in written form, which is specifically approved by a majority vote of the Trustees of each Fund, including a majority of the Independent Trustees.


NO RIGHTS CREATED

         This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of each Fund's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.



(Revised November 2004)

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